Exhibit 10.17

Woodward Governor Company 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3058

Date:	April 11, 2005

To:	Dennis Benning
Vice President, Fluid Systems and Controls CoE

From:	Tom Gendron
President and Chief Operating Officer

Subject:	Job Offer Clarification and Revision
Dear Dennis,
The purpose of this letter is to clarify and revise one provision of your offer letter dated May 22, 2002 (later revised on May 29, 2002). On page 2, a Special Relocation Benefit was authorized, which provided the following:
     The company will authorize full relocation for you and your wife consistent with our relocation policy for a return move to Rockford, IL. If you decide to exercise this benefit, the move must be completed within 1 year of your retirement date from Woodward.
After consideration, your return move does not need to be limited to Rockford, IL following your retirement date. As a result, the above provision will be modified and serve as an addendum to your May 2002 original offer letter:
     The company will authorize full relocation for you and your wife consistent with our relocation policy for a return move to anywhere within the United States. If you decide to exercise this benefit, the move must be completed within 1 year of your retirement date from Woodward.
All other provisions of the offer letter remain unchanged. Dennis, hopefully this will give you some additional flexibility when you decide to retire. If you have any questions or need clarification, please contact me.
Sincerely,
Tom Gendron
Cc: Steve Meyer/Personnel File